                                                                   Exhibit 10.18

                    AMENDED AND RESTATED CONSULTING AGREEMENT
                    -----------------------------------------

         THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this "Agreement"), made as of July 1, 2000, is entered into by StoryFirst Communications, Inc., a
Delaware corporation (the "Company"), and The H.A.M. Media Group, LLC, 305
Madison Avenue, Suite 3016, New York, NY 10017 (the "Consultant").

         WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company;

         WHEREAS, the Company and the Consultant are parties to that certain
Consulting Agreement dated as of January 1, 1999 (the "Existing Consulting
Agreement"); and

         WHEREAS, the Company and the Consultant desire to amend and restate the
Existing Consulting Agreement in its entirety upon the effectiveness of this
Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.       Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company including, but not limited to, those services set forth on Schedule A attached hereto (the "Services"). All Services provided by the Consultant shall be provided by John Healy ("Healy"), an individual affiliated with the Consultant, who is also a director of the
Company.

2.       Term.

         2.1      Consultation Period. This term of this Agreement shall be from
July 1, 2000 until June 30, 2002 (the "Consultation Period"), unless terminated earlier in accordance with the provisions of Section 4. This Agreement may continue in effect thereafter if so agreed in writing by the Company and the
Consultant.

         2.2      Work Days. The number of days to be worked during the
Consultation Period shall be approximately three and one-half (3.5) days per month.

3.       Compensation.

         3.1      Consulting Fees. During the Consultation Period, the
Company shall pay to the Consultant consulting fees at a rate of $240,000 per year, paid monthly in arrears. The amount of the consulting fees payable to the
Consultant shall be reduced by one-half of any execution fees paid to the
Consultant in accordance with Section 3.3 below, provided that such reductions shall not exceed $20,000 per year.

         3.2      Bonus. Any bonus awarded to the Consultant shall be at the discretion of the Board of Directors of the Company.

         3.3      Execution Fees. The Board of Directors of the Company shall negotiate execution fees to be paid to the Consultant on a case by case basis.

         3.4      Options. Conditional upon the approval by the shareholders of the Company of a new option plan for Class B Senior Preferred Stock (the "New
Option Plan"), the Consultant shall be granted options to purchase 1,000 shares of the Company's Class B Senior Preferred Stock at an exercise price equal to
$500 per share. Such options, if granted, shall vest as follows:

 Date                                        Aggregate Number of Vested Shares
 -----------------------------------------------------------------------------
 As of January 1, 2002                       333
 As of January 1, 2003                       666
 As of January 1, 2004                       1,000

Vesting shall cease immediately upon the expiration or any termination of this
Agreement. The option agreement embodying such options shall provide that if a
"Change in Control" occurs (as such term or similar term is defined in the New
Option Plan), all of the Consultant's options will vest immediately.

         3.5      Reimbursement of Expenses. The Company shall reimburse the
Consultant for all reasonable and necessary expenses incurred or paid by the
Consultant in connection with, or related to, the performance of the Services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days.

4.       Termination.

         4.1      Termination by the Company. The Company may terminate this agreement at any time upon 60 days' prior written notice if (a) the Consultant is unable to provide the Services through Healy or (b) the Consultant fails in any material respect to perform its obligations under this Agreement; provided, that prior to any termination in accordance with clause (b) hereof, the Company shall first provide written notice of breach to the Consultant, specifying in reasonable detail the nature of the breach, and the Consultant shall have 15 days from the date of receipt of such notice (which shall be sent by overnight delivery service and shall be deemed received one day after delivery to such overnight delivery service) in which to cure such alleged breach. In the event of such termination, the Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company, provided that the Consultant shall be entitled to retain and to exercise any vested options provided for in Section 3.4 hereof in accordance with the agreement embodying such options. Notwithstanding the foregoing, the Company may terminate the
Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach (in each case, in any material respect) any provisions of Section 6, hereof.

         4.2      Termination by the Consultant. The Consultant may give
written notice to the Company at any time that the Consultation Period will terminate in 60 days. In the event of such termination, Section 6 of the
Agreement shall survive forever.

5.       Cooperation. The Consultant shall cooperate with the Company's personnel, shall not interfere with the conduct of the Company's business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.       Proprietary Information and Confidentiality of Agreement.

         6.1      Proprietary Information.

                  (a)      The Consultant acknowledges that the relationship
         with the Company established by this Agreement is one of high trust and confidence and that in the course of providing services to the Company or contact it will have access to and contact with Proprietary
         Information. The Consultant agrees that it will not, during the
         Consultation Period or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary
         Information or Invention.

                  (b)      For purposes of this Agreement, Proprietary
         Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not
         copyrightable) owned, possessed or used by the Company, including, customer information, marketing or business plans, forecasts, unpublished financial statements, budgets, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of its service as a consultant under this Agreement.

                  (c)      The Consultant's obligations under this Section 6.1
         shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the
         Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board of Directors of the Company, or (iv) is
         owned by the Consultant or was acquired by the Consultant independently from its performance of services rendered pursuant to this Agreement.

                  (d)      Upon termination of this Agreement or at any other
         time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

                  6.2      Remedies. The Consultant acknowledges that any breach
of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law)
without the necessity of proving actual damages.

7.       Independent Contractor Status. The Consultant shall perform all services under this Agreement as an "independent contractor" and not as an agent of the Company. Neither the Consultant nor Healy is authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, except as may be specifically authorized from time to time by the Company's Board of Directors.

8.       Entire Agreement. This Agreement, together with the Stock Option
Agreement dated as of January 1, 1999 and any stock option agreement to be granted pursuant to Section 3.4 hereof, constitutes the entire agreement between the parties and supersedes all prior agreements (including the Existing
Consulting Agreement) and understandings, whether written or oral, relating to the subject matter of this Agreement.

9.       Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

10.      Governing Law; Arbitration. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York,
U.S.A. Any claims or disputes hereunder shall be settled solely by way of arbitration. Any such arbitration shall be conducted by a single arbitrator in
New York City in accordance with the then rules of the American Arbitration
Association.

11.      Miscellaneous.

         11.1     No delay or omission by any party in exercising any right
under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         11.2     The captions of the sections of this Agreement are for
convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         11.3     In the event that any provision of this Agreement shall
be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

The parties hereto have executed this Consulting Agreement as of the day and year set forth above.

                               STORYFIRST COMMUNICATIONS, INC.

                               By: /s/ Robert J. Clark
                                   --------------------------------
                                   Name: Robert Clark
                                   Title: President

                               THE H.A.M. MEDIA GROUP LLC

                               By: /s/ John Healy
                                   ---------------------------------
                                   Name:
                                   Title:

Schedule A

Scope of the work: The Consultant shall oversee the performance and direction of the Company's management team and assist the Board of Directors of the Company in developing and implementing its business plan and strategy. Healy, as agent for the Consultant, shall be given the title of "Chairman of the Executive
Committee, SFC".